UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): August 30, 2005


                          JACK HENRY & ASSOCIATES, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its Charter)

          Delaware                     0-14112                 43-1128385
 ----------------------------  ------------------------   -------------------
 (State or Other Jurisdiction  (Commission File Number)      (IRS Employer
      of Incorporation)                                   Identification No.)


                663 Highway 60, P.O. Box 807, Monett, MO 65708
             ---------------------------------------------------
             (Address of principal executive offices) (zip code)

     Registrant's telephone number, including area code:   (417) 235-6652


        (Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a.-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry Into a Material Definitive Agreement

      At a special meeting of the Board of Directors of Jack Henry & Associates, Inc. (the "Company") on August 30, 2005, the Board approved bonus plans for its executive officers and its general managers, authorized the Company to enter into Termination Benefits Agreements with certain of its executives, and increased certain meeting fees to be paid to its non-employee directors.

      The 2006 Executive Bonus Plan, a copy of which is attached hereto as
 Exhibit 10.22 and incorporated by reference into this Item 1.01, establishes a bonus plan for the Chief Executive Officer, the President and the Chief Financial Officer of the Company. Under the plan, a bonus of up to 60% of annual salary may be paid to an executive officer following the end of the current fiscal year (July 1, 2005 - June 30, 2006) if net income growth of 20% for the current fiscal year is achieved by the Company and if other specific objectives are attained by the officer. No bonus is payable to any officer under the plan unless the net income growth goal of 20% increase is achieved. Half of such bonus is payable if the net income growth goal is met and the other half may be paid upon attainment of individual objectives established by the Board of Directors or Compensation Committee of the Board. Executive bonuses under this plan may be paid in cash, restricted stock or deferred compensation.

      The 2006 General Manager Bonus Plan, a copy of which is attached hereto as Exhibit 10.23 and incorporated by reference into this Item 1.01, establishes a bonus plan for the General Counsel, Corporate Secretary, Controller and certain other General Managers of the Company. Under this plan, a bonus of up to 50% of annual salary may be paid to a General Manager following the end of the current fiscal year if net income growth of 20% for the current fiscal year is achieved by the Company and if other specific objectives are attained by the individual General Manager. As in the 2006 Executive Bonus Plan, no bonus is payable to any individual under this plan unless the net income growth goal of 20% increase is achieved. Half of such bonus is payable if the net income growth goal is met and the other half may be paid upon attainment of individual objectives established by the individual's direct supervisor.

      Both of these bonus plans reflect the common purpose of rewarding performance that achieves the Company's core business objective of year-over-year growth in net income.

      In conjunction with its annual consideration of changes in executive compensation, the Board authorized the Company to enter into Termination Benefits Agreements with the Chief Executive Officer, the President, the Chief Financial Officer, and the General Counsel of the Company. The common form of these agreements is attached hereto as Exhibit 10.24 and incorporated by reference into this Item 1.01. Recognizing that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of resulting loss of key executives, the Termination Benefits Agreements are intended to provide an incentive to retain the specified executives through the resolution of a threat or through the change in control. Under the Agreement, the executive will receive two times his base salary if terminated within the first 12 months after a change in control or one time his base salary if terminated during the second 12 month period following a change in control. Change in control is defined as an acquisition of 35% or more of the stock of the Company, termination of service of a majority of the members of the Board of Directors during any two year period for reasons other than death, disability or retirement, approval by the shareholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the shareholders of a merger or consolidation if the Company shareholders own less than 50% of the combined voting power of the resulting corporation. The termination benefits will be paid upon any termination of the executive during the two years following any change in control unless the termination occurs by reason of the executive's death, disability, retirement, or if the termination is for "cause." The Termination Benefits Agreements have terms of two years, will automatically renew thereafter for two year terms unless terminated by the Board of Directors, and the Agreements may not be terminated following any change in control.

      The Board of Directors also increased the fees payable to the Company's independent directors for attending in person Board meetings to $1,500, an increase of $300 per meeting. The fee for attending telephone meetings of the Audit Committee was increased to $600, an increase of $200 per meeting. A fee of $400 was established for attendance of Compensation and Governance Committee meetings.


 Item 9.01  Financial Statements and Exhibits.

      (d)  Exhibits

           10.22  2006 Executive Bonus Plan

           10.23  2006 General Manager Bonus Plan

           10.24  Termination Benefits Agreement


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          JACK HENRY & ASSOCIATES, INC.
                          (Registrant)

 Date: September 2, 2005  By: /s/ Kevin D. Williams
                          -------------------------
                          Kevin D. Williams
                          Chief Financial Officer